UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2004

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-21898	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1118 East Green Street, Pasadena, CA 91106

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (626) 792-5549

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On December 2, 2004, Arrowhead Research Corporation (the “Company”) announced that CHI Research, Inc. issued a report on the Company’s intellectual property portfolio. CHI Research was engaged by the Company to examine its intellectual property portfolio. Pursuant to the engagement, CHI Research was paid cash for services. To the Company’s knowledge, CHI Research is not a stockholder of the Company.

The Company supplied CHI Research with information related to the portfolio. The findings of the report are the opinion of CHI Research. The Company has not independently verified the findings of the report. CHI Research used publicly available patent citation indicators to analyze the Company’s patent portfolio. However, due to the complexities in working with US Patent and Trademark Office data, including, but not limited to, difficulties in identifying assignee names with company names, mergers and acquisitions, reassignment of patents, and similar matters, there can be no assurance that all patents and patent applications were accurately identified in CHI Research’s review, which could have an effect on the accuracy of the report’s conclusion.

CHI Research does not warrant the accuracy or completeness of the Company’s patent portfolio review, and CHI Research will not be liable for any loss or injury caused in whole or part by reliance on the attached report. The information presented in the report should not be considered investment advice, nor should it in any way be construed to constitute a recommendation by CHI Research with respect to the purchase or sale of any security of the Company.

The entire report of CHI Research is attached as Exhibit 99.1. A copy of the press release announcing the findings of the report is also attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
99.1	CHI Research Report entitled “The Competitive Position of the Intellectual Property Controlled by Arrowhead Research.”

99.2	Press Release, dated December 2, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2004

ARROWHEAD RESEARCH CORPORATION

By:	/s/ R. Bruce Stewart
R. Bruce Stewart, President

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